Exhibit 99-1                                   Contact:  Advanced Photonix, Inc.
                                               Susan A. Schmidt  (805) 987-0146

                          ADVANCED PHOTONIX, INC. (R)
                   REPORTS FOURTH QUARTER AND FY 2004 RESULTS

Camarillo, California, June 18, 2004 --

Advanced Photonix, Inc.(R) (ASE: API) today reported its fourth quarter and year end FY 2004 results.

Revenues for the twelve months ended March 28, 2004, were $12.4 million, or 36% higher than the $9.15 million reported in the prior year. Net income for the current fiscal year was $794,000 or $.06 per share compared to a net loss of ($803,000) or ($.06) per share reported in the prior year. Revenues for the fourth quarter ended March 28, 2004 and March 30, 2003 were $3.56 million and $3.16 million, respectively. Net income for the fourth quarter of 2004 was $201,000 compared to a net loss of ($609,000) in the fourth quarter of fiscal 2003.

As expected, the Company increased both its revenue base and gross margin percentage during fiscal 2004, due to its growth and acquisition strategies. The Company reported significant growth for the year in each of its major market segments. Year to date, sales to the industrial sensing markets, which represent 41% of total revenues, increased 28% over the prior year. Likewise, sales to the military/aerospace markets, which represent 37% of total revenues, increased 41% over the prior year. Sales to the medical markets increased 22% over last year and represent 15% of total revenues and sales to the automotive markets, which now represent 6% of total revenues, increased by 255% as compared to the prior year.

Gross margins in each of the three and twelve month periods ended March 28, 2004 were 35% as compared to 21% and 30% in the comparable periods of the prior year. The improvements in gross margin reflect the steps taken by the Company to consolidate its acquisitions, including the achievement of production efficiencies at its two principal manufacturing facilities through load sharing and other cost management techniques.

In addition, the Company realized cost savings and efficiencies through consolidation of its selling, general and administrative expenses during the current fiscal year. Stated as a percentage of net sales, selling, general and administrative expenses decreased to 26% for both the quarter and year to date periods, as compared to 37% and 33% for the same periods of fiscal year 2003.

In announcing the results, Paul Ludwig, President of Advanced Photonix, said, "We are pleased with the progress made by our team during the last year and the improvement in our operating results. Our revenue growth of 36% coupled with an improvement in operating profit of $1.7 million has set the stage for continued growth in 2005. Our balance sheet remains healthy; we are generating positive cash flow and our working capital has increased by $1 million. On an operational level, our continued commitment to robust internal processes was demonstrated through the achievement of ISO9001:2000 certification in both our Camarillo, California and Dodgeville, Wisconsin facilities and our emphasis on overall sales growth has generated excellent results."

"As we go forward, the cash generated from operations will provide the funds for continued investment in R&D projects as well as capital expenditures which will enhance our wafer fabrication and assembly capabilities. Entering fiscal 2005, our focus continues to be on serving our customers with innovative optoelectronic solutions and we will strive to expand the depth of technologies and products we offer. We are engaged in several new development projects with key customers in our target markets: military (including homeland security), medical, and industrial control. Our leadership team is committed to continuously improving the value we provide to our customers and our shareholders. Our growth will come by developing new products to support both existing and new customers, and through targeted acquisitions. Our entire workforce remains dedicated to our vision of growth and commitment to provide our customers with the most responsive service and innovative, cost-effective solutions available in the industry."

Richard Kurtz, Chairman and Chief Executive Officer, commented, "The entire API management team has successfully completed the integration of three businesses, manufacturing capabilities and customer bases. This accomplishment demonstrates our ability to continue the vision of building and becoming a totally integrated optoelectronic solution provider through both internal growth and external acquisition, while maintaining our focus on the bottom line. Our achievements are further reflected in the fact that, for the first time in the 16 year history of API, we have sustained four consecutive quarters of positive earnings. However, our work has just begun; we will maintain our focus on top line growth and improved efficiencies while continuing to search for additional acquisitions. Our future has never looked brighter and as we eagerly enter this coming year, we will work hard at continuing to build value for our shareholders."

Advanced Photonix, Inc.(R) is a leading supplier of innovative, silicon-based electro-optical products and design solutions to a global OEM customer base. Products include the patented Large Area Avalanche Photodiode (LAAPD) and FILTRODE(R) detectors, as well as PIN photodiodes. More information on Advanced Photonix can be found at http://www.advancedphotonix.com .

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

                             Advanced Photonix, Inc.
                              Financial Highlights

(000 except share data)                             Three Months Ended                            Twelve Months Ended
                                        -------------------------------------------    -------------------------------------------
                                        March 28, 2004        March 30, 2003           March 28, 2004        March 30, 2003
                                        --------------        --------------           --------------        --------------

NET SALES                                   $ 3,564               $ 3,158                  $12,401               $ 9,147
GROSS PROFIT                                $ 1,262               $   670                  $ 4,297               $ 2,699
  Percent to Net Sales                          35%                   21%                      35%                   30%
NET INCOME (LOSS)                           $   201               $  (609)                 $   794               $  (803)
BASIC NET INCOME (LOSS)  PER SHARE *        $   .01               $  (.05)                 $   .06               $  (.06)
WEIGHTED   AVG.   NUMBER   OF   SHARES     13,479,000            13,037,000               13,450,000            12,356,000
OUTSTANDING
*   The impact of dilutive shares is immaterial or anti-dilutive.



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